EXHIBIT 10 (c) EXECUTIVE COMPENSATION

2005 Executive Bonus Criteria

The Board of Directors’ Compensation Committee bases its determination whether to pay a bonus and the amount of the bonus to the Corporation’s executive officers based upon the Committee’s evaluation of the performance of each officer and the Corporation’s results, using a variety of performance factors including earnings per share.

Stock Option Vesting

Stock options granted under the Corporation’s 1998 Stock Option and Incentive Compensation Plan are generally granted to executive officers on the terms and conditions set forth in the form of stock option agreement filed as an exhibit to the Corporation’s Annual Report on Form 10-K.  In general, options for 20% of the total number of shares subject to the grant become exercisable on January 1 of each calendar year following the date of grant, until the options become 100% exercisable on January 1 of the fifth calendar year following the date of grant.  Options granted to executive officers on different vesting terms are described in the following table.

Executive Officer	Date of Grant	Vesting Terms

Anne Moran	11/23/99	25% on 11/23 of each year beginning 11/23/01

Gregory S. Schreacke	1/21/04	100% exercisable on 1/21/09

Charles Chaney	12/21/04	100% exercisable on 1/1/06

Gregory S. Schreacke	12/21/04	20% per year, beginning 1/1/09